Exhibit 99.1

PRESS RELEASE

Beverly Hills Bancorp Inc.

23901 Calabasas Road, Ste. 1050

Calabasas, CA 91302

Contact Information:	Larry B. Faigin
Chairman of the Board and
Chief Executive Officer
800.515.1616
818.223.5474
larry.faigin@bhbc.com

Joseph W. Kiley III
President and Chief Executive Officer
First Bank of Beverly Hills
800.515.1616
818.223.5418
joe.kiley@fbbh.com

Beverly Hills Bancorp Inc. Completes Trust Preferred Offering and Announces Intent

to Effect Tender Offer for 2,750,000 Shares of its Common Stock

CALABASAS, CA – (BUSINESS WIRE) – May 22, 2006 – Beverly Hills Bancorp Inc. (NASDAQ-NNM:BHBC) (the “Company”) announced today that it has issued $20.6 million in floating-rate junior subordinated notes payable to a newly formed subsidiary, Beverly Hills Statutory Trust 2006 (the “Trust”). The Trust purchased these notes using the proceeds from a private placement of $20 million in trust preferred securities and from the issuance of $0.6 million in common trust securities to the Company.

The junior subordinated notes bear interest at the 3-month LIBOR rate plus 1.55% (currently 6.72%), payable quarterly, and mature in June 2036. The notes may be prepaid at any time on or after June 23, 2011 at par or at any time before June 23, 2011 at a premium to par. The trust preferred securities have terms that mirror the junior subordinated notes, and the Company has guaranteed the payments on these securities.

The Company also announced that a Special Committee of its Board of Directors had authorized the Company to effect a self-tender offer for up to 2,750,000 shares of its common stock, representing approximately 12.9% of the outstanding common stock. The proceeds from the sale of the junior subordinated debentures, together with the other funds of the Company, will be used to repurchase the shares. The Special Committee and the Company retained Keefe Bruyette & Woods, Inc. as advisor in this transaction.

The Company intends to make the tender offer through a procedure commonly referred to as a modified “Dutch Auction.” This procedure will allow each stockholder to select the price, within the range established by the Special Committee (tentatively set at $9.00 to $10.00 per share), at which the stockholder is willing to sell all or a portion of his or her shares to the Company. Prior to commencing the tender offer the Special Committee will set the actual price range of the tender offer.

Based on the number of shares of common stock tendered and the prices specified by the tendering stockholders, the Company will select the lowest per-share price within the specified range that would allow it to purchase 2,750,000 shares (or any lesser number of shares that are properly tendered). If the Company purchases all 2,750,000 shares at $10.00 per share, the total purchase would be $27.5 million.

The tender offer has not yet commenced. The Company has filed preliminary drafts of the tender offer materials with the Securities and Exchange Commission and expects to commence the tender offer within the next 30 days.

Keefe, Bruyette & Woods, Inc. will act as the dealer manager and information agent for the offer, and the American Stock Transfer & Trust Company will be the depositary for the shares tendered.

Beverly Hills Bancorp Inc. is a financial holding company that conducts banking operations through its wholly owned subsidiary, First Bank of Beverly Hills, with branch offices located in Beverly Hills and Calabasas, CA.

For further information regarding the trust preferred offering, please see our website (www.bhbc.com) for our report on Form 8-K filed on May 22, 2006.

This announcement is not an offer to buy or the solicitation of an offer to sell any shares of any class of the Company’s common stock. The Company has not yet commenced the tender offer described above. On the commencement date of the tender offer, a final offer to purchase, a letter of transmittal and related documents will be filed with the Securities and Exchange Commission, will be mailed to stockholders of record and will also be made available for distribution to beneficial owners of shares of the Company’s common stock. The solicitation of offers to buy shares of the Company’s common stock will only be made pursuant to the final offer to purchase, the letter of transmittal and related documents. When they are available, stockholders should read those materials carefully because they will contain important information, including the various terms of, and conditions to, the tender offer.

This release contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

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